North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
October 31, 2008

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2008

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced its financial results for the third quarter and nine months ended September 30, 2008.

As previously announced in an 8-K filing on September 9, 2008, the Company held Freddie Mac and Fannie Mae perpetual preferred stock at June 30, 2008 with a cost basis of approximately $4.2 million. On September 7, 2008, the Federal Housing Finance Agency placed both Freddie Mac and Fannie Mae under conservatorship. This action did not eliminate the equity in Freddie Mac and Fannie Mae represented by the perpetual preferred stock but did negatively impact its value. As a result, a non-cash other-than-temporary impairment (“OTTI”) charge of $3.85 million pre tax was recorded by the Company in the quarter ended September 30, 2008. The estimated fair value of these securities at September 30, 2008 was $300,000.

Including the OTTI charge, for the quarter ended September 30, 2008, the Company had a net loss of $2.7 million, or $2.04 per diluted share, compared to net income of $1.01 million, or $0.75 per diluted share, for the quarter ended September 30, 2007.

On October 3, 2008 the Emergency Economic Stabilization Act of 2008 (the “Act”) was adopted. This Act provides tax relief to banking organizations that have suffered losses on preferred holdings of Freddie Mac and Fannie Mae by changing the characterization of these losses from capital to ordinary for Federal income tax purposes. As a result, the Company will recognize a tax benefit of approximately $2.1 million or $1.56 per diluted share, on the Freddie Mac and Fannie Mae impairment charge during the fourth quarter of 2008. This tax benefit was realized in the third quarter of 2008 for purposes of the Company’s regulatory capital ratios. See the Selected Financial Ratios included in the Financial Highlights below.

Excluding the OTTI charge, net operating earnings for the quarter ended September 30, 2008, were $1.1 million, or $0.82 per diluted share, compared to net income of $1.01 million, or $0.75 per diluted share, for the quarter ended September 30, 2007. Excluding the OTTI charges during 2008, earnings for the nine months ended September 30, 2008 were $2.87 million, or $2.13 per diluted share, compared to net income of $3.1 million, or $2.24 per diluted share, for the nine months ended September 30, 2007.

The Company is providing net operating earnings in addition to net income (loss) results in order to provide users of the financial information a clearer indication of the results of the Company’s core business. The following table reconciles our determination of net operating earnings to net loss as prepared in accordance with generally accepted accounting principles:

	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
		Diluted per		Diluted per
(dollars in thousands, except per share data)	Amount	share	Amount	share
Reported net loss	$(2,750)	(2.04)	$(2,903)	(2.17)
Other-than-temporary impairment (net)	3,851	2.86	5,777	4.30
Net operating earnings	$1,101	0.82	$2,874	2.13

For the nine month period ending September 30, 2008, the Company reported a net loss of $2.9 million, or $2.17 per diluted share, compared to net income of $3.1 million, or $2.24 per diluted share, for the nine months ended September 30, 2007.

Net interest income for the quarter ended September 30, 2008 was $3.29 million compared to net interest income of $3.27 million for the quarter ended September 30, 2007. The increase in net interest income was primarily due to an increase in net interest spread. The net interest spread increased to 2.70% for the quarter ended September 30, 2008 from 2.37% for the quarter ended September 30, 2007.

The Company’s provision for loan losses was $60,000 and $245,000 for the quarters ended September 30, 2008 and 2007, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.

The Company’s noninterest income (loss) was $(1.93) million and $1.95 million for the quarters ended September 30, 2008 and 2007, respectively. The decrease in noninterest income was primarily due to other-than-temporary impairment on securities available-for-sale in the quarter ended September 30, 2008. Excluding these impairment charges, noninterest income was $1.92 million for the quarter ended September 30, 2008.

The Company’s noninterest expense was $3.56 million and $3.51 million for the quarters ended September 30, 2008 and 2007, respectively. The increase in noninterest expense was primarily due to information technology enhancements and the write down of, and expenses related to, other real estate owned, offset in part by a decrease in salaries and employee benefits.

The Company’s provision for income taxes was $495,000 and $455,000 for the quarters ended September 30, 2008 and 2007, respectively. The increase in the provision for income taxes was primarily due to the increase in income before income taxes without regard to the other-than-temporary impairment on securities, which had limited deductibility prior to enactment of the Act.

Total assets at September 30, 2008 were $475.1 million compared to $510.2 million at December 31, 2007. Net loans decreased by $34.6 million, or 7.74%, to $412.3 million at September 30, 2008, from $446.9 million at December 31, 2007. The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, consumer loans, and the purchase of multi-family real estate loans. At September 30, 2008, net loans consisted of (i) $175.7 million of one-to-four family real estate representing a decrease of $22.2 million from December 31, 2007, (ii) $100.0 million of commercial real estate loans representing a decrease of $20.0 million from December 31, 2007, (iii) $58.7 million of multi-family real estate loans representing an increase of $2.6 million from December 31, 2007, and (iv) $77.9 million of consumer loans representing a increase of $5.0 million from December 31, 2007. Cash and cash equivalents decreased $2.0 million, or 16.0%, to $10.5 million at September 30, 2008, compared to $12.5 million at December 31, 2007. The decrease in cash and cash equivalents was primarily due to a decrease in deposits, the purchase of mortgage backed securities and a decrease in borrowed funds offset by a reduction of net loans outstanding. The increase in securities available-for-sale was primarily due to the purchase of mortgage backed securities.

Deposits decreased $20.7 million, or 5.7%, to $345.2 million at September 30, 2008, from $365.9 million at December 31, 2007, which included a decrease in brokered deposits of $8.8 million. Borrowed funds decreased $10.0 million, or 10.3%, to $87.4 million at September 30, 2008, from $97.4 million at December 31, 2007.

Nonperforming loans to total net loans were 1.05% as of September 30, 2008 compared to 0.53% as of December 31, 2007. Nonperforming assets were 1.15% of total assets as of September 30, 2008, compared to 0.97% of total assets as of December 31, 2007. The allowance for loan losses was $3.47 million, or 0.83% of total loans, at September 30, 2008, compared to $3.49 million, or 0.77% of total loans, at December 31, 2007.

The Bank remains “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders’ equity was $38.3 million at September 30, 2008, compared to $41.0 million at December 31, 2007. Book value or stockholders' equity per share, at September 30, 2008 was $28.50, compared to $30.56 at December 31, 2007. The ratio of stockholders’ equity to total assets was 8.06% at September 30, 2008, compared to 8.03% at December 31, 2007. Notwithstanding the Bank’s strong capital position, management is analyzing the benefits of participating in the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP).

All stockholders of record on September 15, 2008, received a quarterly cash dividend of $0.01 per share on October 6, 2008. As of September 30, 2008, the Company had 1,343,448 shares of common stock outstanding.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition
(Unaudited) (Dollars in Thousands, except per share and share data)	September 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$10,486	$12,527
Securities available-for-sale	20,886	16,599
Loans (net of allowance of loan loss of $3,473 and $3,487, respectively)	412,323	446,857
Goodwill	4,947	4,947
Other assets	26,452	29,263
Total assets	$475,094	$510,193

Liabilities
Deposits	$345,201	$365,948
Borrowed funds	87,356	97,379
Other liabilities	4,243	5,889
Total liabilities	436,800	469,216

Stockholders' equity	38,294	40,977

Total liabilities and stockholders' equity	$475,094	$510,193

Stockholders' equity to total assets	8.06%	8.03%

Book value per share	$28.50	$30.56

Total shares outstanding	1,343,448	1,340,948

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Interest income	$6,966	$7,990	$21,609	$23,425
Interest expense	3,676	4,716	11,864	13,550
Net interest income	3,290	3,274	9,745	9,875
Provision for loan loss	60	245	280	335
Net interest income after provision for loan loss	3,230	3,029	9,465	9,540
Noninterest income/(loss)	(1,929)	1,946	(281)	5,344
Noninterest expense	3,556	3,507	10,935	10,481
Income/(loss) before income taxes	(2,255)	1,468	(1,751)	4,403
Income taxes	495	455	1,152	1,320
Net income/(loss)	$(2,750)	$1,013	$(2,903)	$3,083

Basic earnings/(loss) per share	$(2.04)	$0.75	$(2.17)	$2.27
Diluted earnings/(loss) per share	$(2.04)	$0.75	$(2.17)	$2.24

Selected Financial Ratios	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Performance ratios
Net interest spread	2.70%	2.37%	2.58%	2.41%
Net interest margin	2.90%	2.64%	2.79%	2.67%
Return on average assets	(2.25)%	0.77%	(0.77)%	0.79%
Return on average equity	(27.22)%	9.68%	(9.43)%	9.80%

For the Nine Months Ended September 30,
Capital ratios (First Federal Savings Bank of Iowa)	2008	2007
Tangible	7.34%*	7.01%*
Core	7.34%*	7.01%*
Risk-based	11.14%*	10.67%*
*Exceeds Regulatory definition of “well capitalized”